Exhibit 99.2

Summary Historical and Unaudited Pro Forma Financial Data

TC PipeLines, LP (the “Partnership”) has derived the summary historical financial data of the Partnership as at and for the year ended December 31, 2010 from our audited financial statements and related notes. The information below should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2010 and the combined financial statements for Gas Transmission Northwest LLC (“GTN”) and Bison Pipeline LLC (“Bison”), which are included as Exhibit 99.1 to the Form 8-K/A.

The unaudited pro forma statement of income adjustments for the year ended December 31, 2010 reflect our acquisition of a 25 percent interest in GTN and a 25 percent interest in Bison from subsidiaries of TransCanada Corporation (“TransCanada”) (collectively, the “Acquisition”) as if the Acquisition had occurred on January 1, 2010. The unaudited pro forma balance sheet as at December 31, 2010 reflects the Acquisition as if such transaction had occurred on December 31, 2010. The adjustments are based on currently available information and certain estimates and assumptions as described in the attached notes. Therefore, actual adjustments to future financial statements may differ from these pro forma adjustments.

The unaudited pro forma consolidated statement of income and balance sheet does not give effect to synergies that might result from the Acquisition described above or any non-recurring charges or credits, and related tax effects, directly attributable to the transactions.

This unaudited pro forma consolidated financial information is presented for informational purposes only and does not purport to represent what the Partnership’s results of operations or financial position would actually have been had the Acquisition and the related financing in fact occurred on the dates specified, nor does the information purport to project the Partnership’s results of operations for any future period or financial position at any future date.

TC PipeLines, LP

Unaudited Pro Forma Consolidated Balance Sheet

December 31, 2010

(millions of dollars)

		Pro Forma		Pro Forma
	TC PipeLines, LP	Adjustments		TC PipeLines, LP
Assets
Current assets	12.3	—		12.3
Investment in Great Lakes	690.0	—		690.0
Investment in Northern Border	504.8	—		504.8
Investment in GTN	—	207.2	(1)(2)	207.2
Investment in Bison	—	81.9	(1)	81.9
Plant, property and equipment	312.6	—		312.6
Goodwill and other assets	130.8	1.2	(3)	132.0
	1,650.5	290.3		1,940.8

Liabilities and Partners’ Equity
Current liabilities	9.0	2.2	(3)	11.2
Fair value of derivative contracts, including current portion and other	15.1	—		15.1
Long-term debt, including current portion	513.9	200.5	(4)	714.4
Partners’ equity
Common units	1,104.2	85.8	(1)(5)	1,190.0
General partner	23.5	1.8	(1)(6)	25.3
Accumulated other comprehensive loss	(15.2)	—		(15.2)
	1,650.5	290.3		1,940.8

TC PipeLines, LP

Unaudited Pro Forma Consolidated Statement of Income

Year ended December 31, 2010

(millions of dollars except per unit amounts)

		Pro Forma		Pro Forma
	TC PipeLines, LP	Adjustments		TC PipeLines, LP

Equity income from investment in Great Lakes	58.7	—		58.7
Equity income from investment in Northern Border	67.3	—		67.3
Equity income from investment in GTN	—	19.4	(7)	19.4
Equity income from investment in Bison	—	2.5	(8)	2.5
Transmission revenues	69.1	—		69.1
Operating expenses	(13.0)	—		(13.0)
General and administrative	(4.4)	—		(4.4)
Depreciation	(15.0)	—		(15.0)
Financial charges and other	(25.6)	(3.2	)(9)	(28.8)
Net income	137.1	18.7		155.8
Net income allocation
Common units	134.4	18.3		152.7
General partner	2.7	0.4		3.1
	137.1	18.7		155.8
Net income per common unit (10)	$2.91			$2.85
Weighted average common units outstanding (millions)	46.2	7.3	(5)	53.5

Notes to Unaudited Pro Forma Financial Data

The following significant estimates and assumptions have been used in preparation of the unaudited pro forma financial data:

(1)              The acquisition of 25 percent equity interests in GTN’s and Bison’s net assets will be accounted for as transactions between entities under common control, whereby the investments in GTN and Bison will be recorded at TransCanada’s historical carrying values. As the fair value paid for the interests in GTN and Bison were in excess of the recorded net assets of GTN and Bison, the excess purchase price at December 31, 2010 of $249.0 million would be recorded as a reduction to Partners’ equity, including a $244.1 million reduction in the common units equity and a $4.9 million reduction in the general partner equity.

(2)              The 25 percent equity investment in GTN includes:

•    a pro forma adjustment to the historic carrying value of GTN’s financial position to reflect the change in tax status from a taxable corporation to an LLC that occurred on April 1, 2011;and

•    a pro forma adjustment to reflect the removal of specified rights to non-core assets that had been distributed from GTN to an affiliate of TransCanada prior to the Acquisition.

(3)              The pro forma adjustment to current liabilities at December 31, 2010 reflects a payable of $1.0 million in legal and other costs related to the equity issuance and a $1.2 million payable related to the commitment fee on the bridge loan facility, which will be deferred and amortized over the life of the bridge loan facility;

(4)              The increase to long-term debt reflects the partial financing used to complete the Acquisition. The pro forma adjustment reflects $75.5 million drawn on a $400.0 million bridge loan facility obtained in connection with completing the Acquisition and $125.0 million drawn on the Partnership’s existing senior revolving credit facility.

(5)              The Partnership issued 7.3 million common units on April 27, 2011 for gross proceeds of $344.7 million at a unit price of $47.58 per common unit. Net proceeds of $330.9 million reflect a four percent underwriting commission. In addition, there would be a reduction of $244.1 million as described in footnote 1 and a reduction of $1.0 million due to legal and other costs related to the equity issuance.

(6)              The pro forma adjustment to the general partner’s equity includes the general partner’s equity contribution of $6.7 million to maintain its two percent interest in the Partnership and a reduction of $4.9 million as described in footnote 1.

(7)              The equity income from the 25 percent equity investment in GTN includes a pro forma adjustment to reflect the removal of income tax expense from its historic income as a result of changing from a corporation to an LLC on April 1, 2011. As a result of recording this pro forma adjustment, GTN’s net income increased by $34.0 million for the year ended December 31, 2010. A pro forma adjustment was also made to GTN’s historic equity income for the year ended December 31, 2010 to eliminate the income recognized from specified rights to non-core assets that had been distributed from GTN prior to the Acquisition. The Partnership’s investment in GTN includes an excess of cost over the underlying net assets of $236.5 million based on the historical carrying amounts of TransCanada. The amortization of the excess cost over the underlying net assets amounted to $11.9 million for the year ended December 31, 2010 and is included in pro forma equity income from GTN.

(8)              The equity income from the 25 percent equity investment in Bison represents non-cash allowance for funds used during construction earnings during the construction period for 2010. Bison went into service in January 2011.

(9)              Financial charges and other would have increased by $3.2 million for the year ended December 31, 2010 due to the $75.5 million of debt drawn on the bridge loan facility incurring interest at LIBOR plus 150 basis points. The assumed effective interest rate is 1.68 percent per annum. Financial charges would also have included the interest cost related to the $125.0 million of debt drawn on the Partnership’s existing senior revolving credit facility at the current variable rate of 0.53 percent per annum. Financial charges and other would have included the amortization of the $1.2 million commitment fee on the bridge loan facility, which is assumed to be amortized over 12 months (from January 1, 2010 to December 31, 2010).

(10)       Net income per common unit is computed by dividing net income, after deduction of the general partner’s allocation, by the weighted average number of common units outstanding. The general partner’s allocation is equal to an amount based upon the general partner’s two percent interest, plus an amount equal to incentive distributions. The general partner’s allocation was based on historical calculations, adjusted for the 7.3 million units as described in footnote 5.